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                                                                     EXHIBIT 4.3
                                  STATE OF DELAWARE
                               CERTIFICATE OF AMENDMENT
                           OF CERTIFICATE OF INCORPORATION

Tower Automotive, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Tower Automotive, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Section 1 of Article Four so that, as amended, said Section 1 of Article Four shall be and read as follows:

         SECTION 1. The total number of shares of capital stock which the Corporation has authority to issue is 205,000,000 shares, consisting of:

         A. 5,000,000 shares of Preferred Stock, par value $1.00 per share, having such designations, rights, terms, preferences and limitations as the Board of Directors may determine (the "Undesignated Preferred"); and

         B. 200,000,000 shares of Common Stock par value $.01 per share (the "Common Stock").

         All of such shares shall be issued as fully paid and nonassessable shares, and the holder thereof shall be liable for any further payments in respect thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Tower Automotive, Inc. has caused this certificate to be signed by Anthony A. Barone, an Authorized Officer, this 2nd day of June, 1997.


                                   /s/ Anthony A. Barone
                                  --------------------------------------
                                  Anthony A. Barone
                                  Vice President